                                                                    Exhibit 12.1

                     COYNE INTERNATIONAL ENTERPRISES CORP.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                                                                           Six Months
                                                               Year Ended October 31,                    Ended April 30,
                                                ----------------------------------------------------   -------------------
                                                  1993       1994       1995       1996       1997       1997       1998
                                                --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes,
  extraordinary item and cumulative
  effect of change in accounting
  principles                                    $  2,563   $   (224)  $  1,341   $  1,393   $  4,077   $  1,662   $(15,673)
                                                --------   --------   --------   --------   --------   --------   --------
Fixed charges:
  Interest on loans and notes                   $  4,451   $  5,292   $  5,706   $  6,198   $  6,130   $  3,118   $  3,107
  Amortization of debt issuance costs
    and original issue discount                 $    208   $    224   $    548   $    588   $    585   $    292   $    288
  Interest component of rental expense          $  1,172   $  1,268   $  1,311   $    883   $    825   $    423   $    393
                                                --------   --------   --------   --------   --------   --------   --------
  Total fixed charges included in earnings      $  5,831   $  6,784   $  7,565   $  7,669   $  7,540   $  3,833   $  3,788
  Capitalized interest                                                $    128   $     97
                                                --------   --------   --------   --------   --------   --------   --------
    Total fixed charges                         $  5,831   $  6,784   $  7,693   $  7,766   $  7,540   $  3,833   $  3,788
                                                --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes,
  extraordinary item, cumulative
  effect of change in accounting
  principles and fixed charges                  $  8,394   $  6,560   $  8,906   $  9,062   $ 11,617   $  5,495   $(11,885)
                                                --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges                 1.440        --       1.158      1.167      1.541      1.434        --
                                                ========   ========   ========   ========   ========   ========   ========
Deficiency of earnings to fixed charges               --   $   (224)  $    --    $    --    $    --    $    --    $(15,673)
                                                ========   ========   ========   ========   ========   ========   ========
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